 EXHIBIT 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our report dated April 9, 1999 on the financial statements of Moreland Automotive Group included in this Form 8-K/A-1 and to the incorporation by reference of our report into the Company's previously filed Registration Statements on Form S-8 (Nos. 333-45553, 333-43593, 333-69167, 333-69169 and 333-69225).

/s/ Arthur Andersen LLP
Denver, Colorado,
July 26, 1999.